EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Rose Rock Midstream GP, LLC, as General Partner of Rose Rock Midstream, L.P., and the Partners of Rose Rock Midstream, L.P.:
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-178923), Form S-3 (File No. 333-186469) and Form S-3 (File No. 333-188635) of Rose Rock Midstream, L.P. of our reports dated February 28, 2014, relating to the consolidated financial statements and the effectiveness of Rose Rock Midstream, L.P. 's internal control over financial reporting and the financial statements of White Cliffs Pipeline, L.L.C., all of which appear in this Form 10-K.
/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas
February 28, 2014